Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES RECORD FOURTH QUARTER AND FISCAL 2021 RESULTS
Loudon, TN - August 26, 2021 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2021.
Fiscal Fourth Quarter 2021 Highlights Compared to Fiscal Fourth Quarter 2020
•Net sales increased 133.2% to $276.7 million
•Unit volume increased 110.7%
•Gross profit increased 193.9% to $69.2 million
•Net income increased 437.1% to $35.0 million
•Adjusted EBITDA increased 272.2% to $57.6 million
•Net income available to Class A Common Stock per share (diluted) increased 451.7% to $1.60 per share
•Adjusted fully distributed net income per share increased 360.0% to $1.84 per share on a fully distributed weighted average share count of 21.7 million shares of Class A Common Stock
Fiscal Year 2021 Highlights Compared to Fiscal Year 2020
•Net sales increased 41.9% to $926.5 million
•Unit volume increased 27.0%
•Gross profit increased 58.4% to $236.5 million
•Net income increased 76.8% to $114.3 million
•Adjusted EBITDA increased 71.3% to $190.1 million
•Net income available to Class A Common Stock per share (diluted) increased 77.3% to $5.23 per share
•Adjusted fully distributed net income per share increased 82.7% to $6.01 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock
“Our premium brands, market leading innovation and operational excellence delivered another record-breaking year with net sales increasing more than 40%, net income increasing 76% and Adjusted EBITDA growing over 71%. The strength of our brands, coupled with our vertically-integrated model and our team’s agility while navigating the challenges spurred by the COVID-19 pandemic have delivered truly incredible results,” commented Jack Springer, Chief Executive Officer of Malibu Boats Inc.
“Retail demand has maintained its breathtaking pace, and the trend toward larger, more custom boats is persisting. Of new boat orders, we believe over 90% will be retail sold in the first quarter of fiscal 2022, and we anticipate a robust pace to continue throughout the remainder of the year. The introduction of our Model Year 2022 lineup has been nothing short of spectacular. Malibu and Axis will introduce four new models, Cobalt will introduce five new models for the year, and Pursuit is on track to deliver three new boats during the year. In addition, we welcomed Maverick Boat Group to the Malibu family this year, and we are putting into place our world class product development model which will support new product introductions in the future,” continued Mr. Springer. “As we look to fiscal year 2022, we remain in an enviable position due to historically low inventories, despite rising uncertainty surrounding the spread of COVID variants and supply chain headwinds. As always, we remain focused on executing our proven strategy, centered on industry-leading innovation and operational prowess, to deliver long-term value for our stockholders.”

Exhibit 99.1
Results of Operations for the Fourth Quarter and Fiscal Year 2021 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020

	(In thousands, except unit and per unit data)
Net Sales	$276,722	$118,661	$926,515	$653,163
Gross Profit	$69,227	$23,552	$236,485	$149,270
Gross Profit Margin	25.0%	19.8%	25.5%	22.8%
Net Income	$34,962	$6,510	$114,282	$64,656
Net Income Margin	12.6%	5.5%	12.3%	9.9%
Adjusted EBITDA	$57,620	$15,483	$190,103	$110,947
Adjusted EBITDA Margin	20.8%	13.1%	20.5%	17.0%
Comparison of the Fourth Quarter Ended June 30, 2021 to the Fourth Quarter Ended June 30, 2020
Net sales for the three months ended June 30, 2021 increased $158.1 million, or 133.2%, to $276.7 million, compared to the three months ended June 30, 2020. Unit volume for the three months ended June 30, 2021 increased 1,237 units, or 110.7%, to 2,354 units compared to the three months ended June 30, 2020. The increase in net sales was driven by increased unit volume in all segments and increased volume due to the acquisition of Maverick Boat Group on December 31, 2020 and increased production in the three months ended June 30, 2021 as compared to June 30, 2020 when we had temporary shut down due to the COVID-19 pandemic. As a result of our suspension of operations in the three months ended June 30, 2020, we were not able to ship boats to our dealers during the period of shut-down, which negatively impacted our net sales for the fourth quarter of fiscal year 2020.
Net sales attributable to our Malibu segment increased to $68.1 million, or 98.7%, to $137.0 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Unit volumes attributable to our Malibu segment increased 598 units, or 82.4% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in net sales while primarily driven by unit volume also benefited from a mix of larger models and more optional features.
Net sales from our Saltwater Fishing segment increased $66.7 million, or 331.7%, to $86.8 million, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Unit volumes increased 478 units, or 549.4% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in net sales was due to over a doubling of unit volume at Pursuit and the acquisition of Maverick Boat Group on December 31, 2020.
Net sales from our Cobalt segment increased $23.3 million, or 78.6%, to $52.9 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Unit volumes attributable to Cobalt increased 161 units, or 53.0% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in net sales was driven primarily by increased production in the three months ended June 30, 2021 as compared to June 30, 2020 when we had temporary shut down due to the COVID-19 pandemic.
Our overall net sales per unit increased 10.7% to approximately $117,600 per unit for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Net sales per unit for our Malibu segment increased 9.0% to $103,512 per unit for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily driven by higher sales of new, more expensive models and optional features. Net sales per unit for our Saltwater Fishing segment decreased 33.5% to $153,632 for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, driven primarily by mix of models due mostly to the lower sales price associated with units attributable to our acquisition of Maverick Boat Group on December 31, 2020. Net sales per unit for our Cobalt segment increased 16.8% to $113,699 per unit for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily driven by higher sales of larger, more expensive new R-series models.

Exhibit 99.1
Cost of sales for the three months ended June 30, 2021 increased $112.4 million, or 118.2%, to $207.5 million as compared to the three months ended June 30, 2020. The increase in cost of sales was driven by higher costs related to higher net sales in all our segments due primarily to increased production in the three months ended June 30, 2021 as compared to June 30, 2020 when we had temporary shut down due to the COVID-19 pandemic. In the Malibu segment, higher material and labor costs contributed $39.3 million to the increase in cost of sales and were driven by increased volume. Within our Saltwater Fishing segment, higher volumes at Pursuit and Maverick Boat Group drove $46.8 million of increase in cost of sales, which was also modestly impacted by mix driven higher per unit costs at Pursuit. In the Cobalt segment, higher material and labor costs contributed $14.1 million to the increase in cost of sales and were driven by higher volumes primarily with a modest impact from mix driven higher materials per unit associated with larger product that corresponded with higher net sales per unit.
Gross profit for the three months ended June 30, 2021 increased $45.7 million, or 193.9%, to $69.2 million compared to the three months ended June 30, 2020. The increase in gross profit was driven primarily by volume, but also benefited from improved gross margin in each segment. Gross margin for the three months ended June 30, 2021 increased 520 basis points from 19.8% to 25.0%.
Selling and marketing expenses for the three months ended June 30, 2021 increased $1.6 million, or 45.6%, to $5.3 million compared to the three months ended June 30, 2020. The increase was driven primarily by incremental selling and marketing expenses from the acquisition of Maverick Boat Group and increased travel and promotional events for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. As a percentage of sales, selling and marketing expenses decreased 110 basis points to 1.9% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. General and administrative expenses for the three months ended June 30, 2021 increased $7.3 million, or 76.7%, to $16.8 million as compared to the three months ended June 30, 2020. The increase in general and administrative expenses was driven primarily by acquisition and integration related costs, compensation, higher legal expenses related to intellectual property litigation and incremental general and administrative expenses due to the acquisition of Maverick Boat Group. As a percentage of sales, general and administrative expenses decreased 190 basis points to 6.1% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Amortization expense for the three-month period ended June 30, 2021 increased $0.6 million, or 40.0%, when compared to the three months ended June 30, 2020, due to additional amortization from intangible assets acquired as a result of the acquisition of Maverick Boat Group on December 31, 2020.
Operating income for the three months ended June 30, 2021 increased to $45.0 million from $8.9 million for the three months ended June 30, 2020. Net income for the three months ended June 30, 2021 increased 437.1% to $35.0 million from $6.5 million and net income margin increased to 12.6% from 5.5% for the three months ended June 30, 2020. Adjusted EBITDA for the three months ended June 30, 2021 increased 272.2% to $57.6 million from $15.5 million, while Adjusted EBITDA margin increased to 20.8% from 13.1% for the three months ended June 30, 2020.
Comparison of the Fiscal Year Ended June 30, 2021 to the Fiscal Year Ended June 30, 2020
Net sales for fiscal year 2021 increased $273.4 million, or 41.9%, to $926.5 million, compared to fiscal year 2020. Unit volume for fiscal year 2021 increased 1,741 units, or 27.0%, to 8,185 units compared to fiscal year 2020. The increase in net sales was driven primarily by a favorable model mix in our Malibu and Cobalt segment and increased unit volume in our Malibu and Saltwater fishing segments. The increase in unit volume for our Saltwater Fishing segment was due mostly to our acquisition of Maverick Boat Group on December 31, 2020.
Net sales attributable to our Malibu segment increased $128.8 million, or 36.3%, to $483.5 million for fiscal year 2021 compared to fiscal year 2020. Unit volumes attributable to our Malibu segment increased 861 units for fiscal year 2021 compared to fiscal year 2020. The increase in net sales and unit volumes was driven primarily by strong demand for our new, larger models and optional features.
Net sales from our Saltwater Fishing segment increased $119.3 million, or 96.5%, to $242.9 million for fiscal year 2021 compared to fiscal year 2020. Unit volumes increased 920 units for fiscal year 2021 compared to fiscal year 2020. The increase in net sales was driven primarily by the increased volumes at Pursuit and due to the acquisition of Maverick Boat Group on December 31, 2020.

Exhibit 99.1
Net sales from our Cobalt segment increased $25.3 million, or 14.5%, to $200.1 million for fiscal year 2021 compared to fiscal year 2020. Unit volumes attributable to Cobalt decreased 40 units for fiscal year 2021 compared to fiscal year 2020. The increase in net sales was driven by a favorable product mix of our Cobalt models impacting net sales per unit, offset by lower volume. Our unit volumes for our Cobalt segment decreased during fiscal year 2021 because of lower production levels related to our investment in the Cobalt facilities to optimize efficiency and expand capacity, the introduction of six new Cobalt models during fiscal year 2021 and challenges around labor and supply as a result of the pandemic and severe winter weather.
Our overall net sales per unit increased 11.7% to $113,197 per unit for fiscal year 2021 compared to fiscal year 2020. Net sales per unit for our Malibu segment increased 12.1% to $99,881 per unit for fiscal year 2021 compared to fiscal year 2020, primarily driven by higher sales of new, more expensive models and optional features. Net sales per unit for our Saltwater Fishing segment decreased 30.1% to $170,108 per unit for fiscal year 2021 compared to fiscal year 2020, primarily driven by mix of models due to the acquisition of Maverick Boat Group on December 31, 2020. Net sales per unit for our Cobalt segment increased 16.9% to $104,424 per unit for fiscal year 2021 compared to fiscal year 2020, driven by higher sales of larger, more expensive models and optional features.
Cost of sales for fiscal year 2021 increased $186.1 million, or 36.9%, to $690.0 million compared to fiscal year 2020. The increase in cost of sales was driven by higher costs related to higher net sales in our Malibu and Saltwater Fishing segments. In the Malibu segment, higher material and labor costs contributed $70.4 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher net sales per unit. Within our Saltwater Fishing segment, higher volumes, primarily related to the acquisition of Maverick Boat Group, drove $83.7 million of increase in cost of sales which was also modestly impacted by higher per unit costs. In the Cobalt segment, higher material and labor costs contributed $14.7 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher net sales per unit.
Gross profit for fiscal year 2021 increased $87.2 million, or 58.4%, compared to fiscal year 2020. The increase in gross profit was driven primarily by higher sales revenue with a more favorable product mix and the contribution of Maverick Boat Group partially offset by the increased cost of sales for the reasons noted above. Gross margin increased 270 basis points from 22.8% in fiscal 2020 to 25.5% in fiscal year 2021.
Selling and marketing expense for fiscal year 2021 decreased $0.4 million, or 2.1% to $17.5 million compared to fiscal year 2020. The decrease was driven primarily by decreased travel and promotional events due mostly to restrictions imposed by COVID-19 offset by incremental selling and marketing expenses with the acquisition of Maverick Boat Group. As a percentage of sales, selling and marketing expense decreased 90 basis points from 2.8% for fiscal year 2020 to 1.9% for fiscal year 2021. General and administrative expense for fiscal year 2021 increased $22.0 million, or 55.1%, to $61.9 million compared to fiscal year 2020. The increase in general and administrative expenses was driven primarily by acquisition and integration related costs, compensation, higher legal expenses related to intellectual property litigation and incremental general and administrative expenses due to the acquisition of Maverick Boat Group. As a percentage of sales, general and administrative expenses increased 50 basis points to 6.6% for fiscal year 2021 compared to 6.1% for fiscal year 2020. Amortization expense for fiscal year 2021 increased $1.1 million, or 18.3%, to $7.3 million compared to fiscal year 2020, due to additional amortization from intangible assets acquired as a result of the acquisition of Maverick Boat Group on December 31, 2020.
Operating income for fiscal year 2021 increased to $149.8 million from $85.3 million for fiscal year 2020. Net income for fiscal year 2021 increased 76.8% to $114.3 million from $64.7 million and net income margin increased to 12.3% for fiscal year 2021 from 9.9% for fiscal year 2020. Adjusted EBITDA for fiscal year 2021 increased 71.3% to $190.1 million from $110.9 million, while Adjusted EBITDA margin increased to 20.5% for fiscal year 2021 from 17.0% for fiscal year 2020.
Fiscal 2022 Guidance
For the full fiscal year 2022, Malibu anticipates net sales growth percentage in the high-teens year-over-year and Adjusted EBITDA margin of approximately 20% for the full year.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable,

Exhibit 99.1
without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter fiscal year 2021 results on Thursday, August 26, 2021, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #7271265. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration-related expenses, non-cash compensation expense, expenses related to interruption to our engine supply during the labor strike by United Auto Workers (“UAW”) against General Motors, expenses attributable to our engine vertical integration initiative, and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.

Exhibit 99.1
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding trends toward larger, more custom boats; expected strong retail demand; and the introduction of new boat models for model year 2022.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; our ability to execute our manufacturing strategy successfully; our large fixed cost base; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components and any interruption of our informal supply arrangements; our reliance on certain suppliers for our engines and outboard motors; our ability to meet our manufacturing workforce needs; exposure to workers' compensation claims and other workplace liabilities; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to protect our intellectual property; disruptions to our network and information systems; our success at developing and implementing a new enterprise resource planning system; risks inherent in operating in foreign jurisdictions; a natural disaster, global pandemic or other disruption at our manufacturing facilities; increases in income tax rates or changes in income tax laws; our dependence on key personnel; general industry, economic and business conditions; our ability to enhance existing products and market new or enhanced products; the continued strength of our brands; the seasonality of our business; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; competition with other activities for consumers’ scarce leisure time; changes in currency exchange rates; an increase in energy and fuel costs; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to claims for product liability and warranty claims; changes to U.S. trade policy, tariffs and import/export regulations; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; general industry, economic and business conditions; significant fluctuations in our annual and quarterly financial results; unfavorable weather conditions, policies impacting access to waterways and shelter-in-place orders; our reliance on our network of independent dealers and increasing

Exhibit 99.1
competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; the success of our engine integration strategy; our reliance on certain suppliers for our engines and outboard motors; our reliance on third-party suppliers for raw materials and components and any interruption of our informal supply arrangements; our ability to meet our manufacturing workforce needs; exposure to workers' compensation claims and other workplace liabilities; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Maverick Boat Group; our growth strategy which may require us to secure significant additional capital; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; competition with other activities for consumers’ scarce leisure time; the continued strength of our brands; our ability to execute our manufacturing strategy successfully; our exposure to claims for product liability and warranty claims; our dependence on key personnel; our ability to protect our intellectual property; disruptions to our network and information systems; risks inherent in operating in foreign jurisdictions; rising concern regarding international tariffs; changes in currency exchange rates; an increase in energy and fuel costs; any failure to comply with laws and regulations including environmental and other regulatory requirements; a natural disaster, global pandemic or other disruption at our manufacturing facilities; increases in income tax rates or changes in income tax laws; our holding company structure; covenants in our credit agreement governing our revolving credit facility and term loan which may limit our operating flexibility; our variable rate indebtedness which subjects us to interest rate risk; our obligation to make certain payments under a tax receivables agreement; and any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Net sales	$276,722	$118,661	$926,515	$653,163
Cost of sales	207,495	95,109	690,030	503,893
Gross profit	69,227	23,552	236,485	149,270
Operating expenses:
Selling and marketing	5,260	3,613	17,540	17,917
General and administrative	16,823	9,523	61,915	39,912
Amortization	2,113	1,509	7,255	6,131
Operating income	45,031	8,907	149,775	85,310
Other (income) expense, net:
Other income, net	(986)	(631)	(1,015)	(2,310)
Interest expense	732	824	2,529	3,888
Other (income) expense, net	(254)	193	1,514	1,578
Income before provision for income taxes	45,285	8,714	148,261	83,732
Provision for income taxes	10,323	2,204	33,979	19,076
Net income	34,962	6,510	114,282	64,656
Net income attributable to non-controlling interest	1,235	307	4,441	3,094
Net income attributable to Malibu Boats, Inc.	$33,727	$6,203	$109,841	$61,562

Comprehensive income:
Net income	$34,962	$6,510	$114,282	$64,656
Other comprehensive (loss) income:
Change in cumulative translation adjustment	(297)	1,782	1,493	(304)
Other comprehensive (loss) income	(297)	1,782	1,493	(304)
Comprehensive income	34,665	8,292	115,775	64,352
Less: comprehensive income attributable to non-controlling interest	1,225	391	4,507	3,083
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$33,440	$7,901	$111,268	$61,269

Weighted average shares outstanding used in computing net income per share:
Basic	20,843,921	20,598,897	20,752,652	20,662,750
Diluted	21,144,417	20,772,292	21,011,087	20,852,361
Net income available to Class A Common Stock per share:
Basic	$1.62	$0.30	$5.29	$2.98
Diluted	$1.60	$0.29	$5.23	$2.95

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	June 30, 2021	June 30, 2020
Assets
Current assets
Cash	$41,479	$33,787
Trade receivables, net	49,844	13,767
Inventories, net	116,685	72,946
Prepaid expenses and other current assets	4,775	3,954
Total current assets	212,783	124,454
Property, plant and equipment, net	132,913	94,310
Goodwill	101,033	51,273
Other intangible assets, net	235,363	139,892
Deferred tax asset	48,022	52,935
Other assets	12,670	14,482
Total assets	$742,784	$477,346
Liabilities
Current liabilities
Current maturities of long-term debt	$4,250	$—
Accounts payable	45,992	15,846
Accrued expenses	77,179	50,485
Income taxes and tax distribution payable	3,209	243
Payable pursuant to tax receivable agreement, current portion	3,773	3,589
Total current liabilities	134,403	70,163
Deferred tax liabilities	27,869	14
Other liabilities	15,892	16,727
Payable pursuant to tax receivable agreement, less current portion	44,441	46,076
Long-term debt	139,025	82,839
Total liabilities	361,630	215,819
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,847,019 shares issued and outstanding as of June 30, 2021; 20,595,969 shares issued and outstanding as of June 30, 2020	207	204
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 10 shares issued and outstanding as of June 30, 2021; 15 shares issued and outstanding as of June 30, 2020	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2021; no shares issued and outstanding as of June 30, 2020	—	—
Additional paid in capital	111,308	103,797
Accumulated other comprehensive loss	(1,639)	(3,132)
Accumulated earnings	263,552	153,711
Total stockholders' equity attributable to Malibu Boats, Inc.	373,428	254,580
Non-controlling interest	7,726	6,947
Total stockholders’ equity	381,154	261,527
Total liabilities and stockholders' equity	$742,784	$477,346

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Net income	$34,962	$6,510	$114,282	$64,656
Provision for income taxes	10,323	2,204	33,979	19,076
Interest expense	732	824	2,529	3,888
Depreciation	4,421	3,209	15,636	12,249
Amortization	2,113	1,509	7,255	6,131
Professional fees [1]	2,631	513	5,817	1,013
Acquisition and integration related expenses [2]	1,005	—	5,112	—
Stock-based compensation expense [3]	1,521	736	5,581	3,042
UAW strike impact [4]	—	—	—	2,564
Adjustments to tax receivable agreement liability [5]	(88)	(22)	(88)	(1,672)
Adjusted EBITDA	$57,620	$15,483	$190,103	$110,947
Net Sales	$276,722	$118,661	$926,515	$653,163
Net Income Margin [6]	12.6%	5.5%	12.3%	9.9%
Adjusted EBITDA Margin [6]	20.8%	13.1%	20.5%	17.0%

(1)	For the three months and fiscal years ended June 30, 2021 and 2020, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and fiscal year ended June 30, 2021, represents legal and advisory fees incurred in connection with our acquisition of Maverick Boat Group on December 31, 2020. Integration related expenses for the fiscal year ended June 30, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal 2021.
(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)	Represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(5)	For the three months ended June 30, 2021 and 2020 and fiscal years 2021 and 2020, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(6)	We calculate net income margin as net income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$33,727	$6,203	$109,841	$61,562
Provision for income taxes	10,323	2,204	33,979	19,076
Professional fees [1]	2,631	513	5,817	1,013
Acquisition and integration related expenses [2]	2,664	1,062	10,558	4,262
Fair market value adjustment for interest rate swap [3]	—	—	—	68
Stock-based compensation expense [4]	1,521	736	5,581	3,042
UAW strike impact [5]	—	—	—	2,564
Adjustments to tax receivable agreement liability [6]	(88)	(22)	(88)	(1,672)
Net income attributable to non-controlling interest [7]	1,235	307	4,441	3,094
Fully distributed net income before income taxes	52,013	11,003	170,129	93,009
Income tax expense on fully distributed income before income taxes [8]	12,275	2,586	40,150	21,857
Adjusted fully distributed net income	$39,738	$8,417	$129,979	$71,152

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,843,921	20,598,897	20,752,652	20,662,750
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [9]	601,414	761,647	665,217	806,943
Weighted-average unvested restricted stock awards issued to management [10]	231,165	181,015	212,579	155,433
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,676,500	21,541,559	21,630,448	21,625,126

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Net income available to Class A Common Stock per share	$1.62	$0.30	$5.29	$2.98
Impact of adjustments:
Provision for income taxes	0.50	0.10	1.64	0.92
Professional fees [1]	0.13	0.03	0.28	0.05
Acquisition and integration related expenses [2]	0.13	0.06	0.51	0.21
Fair market value adjustment for interest rate swap [3]	—	—	—	—
Stock-based compensation expense [4]	0.07	0.04	0.27	0.15
UAW strike impact [5]	—	—	—	0.12
Adjustment to tax receivable agreement liability [6]	—	—	—	(0.08)
Net income attributable to non-controlling interest [7]	0.06	0.02	0.21	0.15
Fully distributed net income per share before income taxes	2.51	0.55	8.20	4.50
Impact of income tax expense on fully distributed income before income taxes [8]	(0.59)	(0.12)	(1.93)	(1.06)
Impact of increased share count [11]	(0.08)	(0.03)	(0.26)	(0.15)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.84	$0.40	$6.01	$3.29

Exhibit 99.1

(1)	For the three months and fiscal years ended June 30, 2021 and 2020, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and fiscal year ended June 30, 2021, represents legal and advisory fees incurred in connection with the acquisition of Maverick Boat Group and amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt. Integration related expenses for the fiscal year ended June 30, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal 2021. For the three months and fiscal year ended June 30, 2020, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt.
(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)	Represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(6)
For the three months and fiscal years ended June 30, 2021 and 2020, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(7)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.6% of income before taxes for the three months and fiscal year ended June 30, 2021, and 23.5% for three months and fiscal year ended June 30, 2020, in each case assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for three months and fiscal years ended June 30, 2021 and June 30, 2020 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.

(9)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.
(10)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(11)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.